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                                                                     EXHIBIT 5.1



                                                     , 1997



American Skiing Company
Sunday River Access Road
Bethel, Maine 04217



Re: Registration Statement on Form S-1 (No. 333-33483)



Dear Sirs:



    We have assisted in the preparation of a Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission
relating to       shares of Common Stock, par value $.01 per share (the
"Shares"), of American Skiing Company, a Maine corporation (the "Company").



    We have examined and relied upon the Company's Articles of Incorporation and Bylaws and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed relevant for the purposes of this opinion.



    In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.



    Based on and subject to the foregoing, we are of the opinion that the Company has duly authorized for issuance the Shares covered by the Registration Statement and the Shares, when issued as described in the Registration Statement, will be legally issued, fully paid and non-assessable.



    We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement. We also consent to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement.



                                          Very truly yours,